UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  October 16, 2015

CBL & ASSOCIATES PROPERTIES, INC.

CBL & ASSOCIATES LIMITED PARTNERSHIP

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-12494	62-1545718
Delaware	333-182515-01	62-1542285
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2030 Hamilton Place Blvd., Suite 500, Chattanooga, TN 37421
(Address of principal executive office, including zip code)

423.855.0001
(Registrant's telephone number, including area code)

N/A
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement

The information set forth under Item 2.03, “Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant” is incorporated herein by reference.

ITEM 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

On October 16, 2015, CBL & Associates Limited Partnership (the “Operating Partnership”), the operating partnership of CBL & Associates Properties, Inc. (the “Company”), closed on an extension and modification of each of its two $600 million unsecured credit facilities. The total capacity of each of the unsecured credit facilities was reduced from $600 million to $500 million, for an aggregate capacity of $1 billion. The Operating Partnership also closed on a new $350 million unsecured term loan. Wells Fargo Bank National Association serves as administrative agent for the lender group of both $500 million facilities and the $350 million unsecured term loan. The Company has customary corporate and commercial banking relationships with several of the lenders as well as with the administrative agent.
The first $500 million facility will mature on October 16, 2019 with an option to extend the maturity date for one additional year to October 16, 2020 (subject to continued compliance with the terms of the facility). The second $500 million facility will mature on October 16, 2020. The $350 million term loan matures on October 16, 2017 and has two one-year extension options for a final maturity date of October 16, 2019 (subject to continued compliance with the terms of the loan).
On October 20, 2015, the Operating Partnership also closed on an extension and modification of its $100 million unsecured credit facility. The $100 million facility will mature on October 20, 2019 with an option to extend the maturity date for one additional year to October 20, 2020. First Tennessee Bank NA is the administrative agent of the $100 million facility. The Company has customary corporate and commercial banking relationships with First Tennessee Bank NA.
The interest rate on each of the three credit facilities was modified to bear interest at an annual rate equal to the one-month, three-month or six-month London Interbank Offered Rate (“LIBOR”) (at the Operating Partnership's election) plus a spread of 87.5 to 155 basis points. The Operating Partnership is required to pay an annual facility fee, to be paid quarterly, which ranges from 0.125% to 0.300%, based on the total capacity of each facility. The interest rate spread and fees on the facilities are determined by the Company's credit ratings. Based on the Company's current credit ratings, the facilities would bear interest at a rate equal to LIBOR plus 120 basis points and have a facility fee of 25 basis points, which represents an aggregate 25 basis points improvement over the rate on the previous facilities.
The interest rate on the $350 million term loan bears interest at an annual rate equal to the one-month, three-month or six-month LIBOR (at the Operating Partnership's election) plus a spread of 90 to 175 basis points based on the Company's credit ratings. Based on the Company's current credit ratings, the term loan would bear interest at LIBOR plus 135 basis points.
The Operating Partnership paid aggregate fees of approximately $6.4 million in connection with the extension and modification of the three credit facilities and the new term loan. The Operating Partnership must pay an extension fee of 0.15% of the total of the credit facility or term loan commitment should it exercise its option to extend the maturity date of the applicable credit facility or the term loan.
Each of the credit facility and term loan agreements contain, among other restrictions, certain financial covenants including the maintenance of certain financial coverage ratios, minimum net worth requirements, minimum unencumbered asset ratios, and maximum secured indebtedness ratios. The agreements for the credit facilities and term loan contain default and cross-default provisions customary for transactions of this nature (with applicable customary grace periods). Any default (i) in the payment of any recourse indebtedness greater than or equal to $50.0 million, or any non-recourse indebtedness greater than or equal to $150.0 million or (ii) that results in the acceleration of the maturity of recourse indebtedness greater than or equal to $50.0 million, or any non-recourse indebtedness greater than or equal to $150.0 million, of the Company, the Operating Partnership and/or significant subsidiaries, as defined in the credit facilities or term loan, will constitute an event of default under the credit facility and term loan agreements. The credit facility and term loan agreements provide that, upon the occurrence and continuation of an event of default, payment of all amounts outstanding under the credit facilities or term loan may be accelerated and the lenders' commitments may be terminated. The obligations of the Operating Partnership under each credit facility and term loan agreement also will be unconditionally guaranteed, jointly and severally, by any subsidiary of the Operating Partnership to the extent such subsidiary becomes a material subsidiary and is not otherwise an excluded subsidiary, as set forth in the credit facility and term loan agreements.
The credit facility and term loan agreements will be filed as exhibits to the Company's periodic reports not later than the due date for the Form 10-K for the fiscal year ending December 31, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CBL & ASSOCIATES PROPERTIES, INC.

/s/ Farzana K. Mitchell
___________________________________
Farzana K. Mitchell
Executive Vice President -
Chief Financial Officer and Treasurer

CBL & ASSOCIATES LIMITED PARTNERSHIP

By: CBL HOLDINGS I, INC., its general partner

/s/ Farzana K. Mitchell
___________________________________
Farzana K. Mitchell
Executive Vice President -
Chief Financial Officer and Treasurer

Date: October 22, 2015